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                                                                   EXHIBIT 99.3


FOR IMMEDIATE RELEASE                                           SYMBOL:  LANC
Monday, December 23, 2002                                       TRADED:  Nasdaq



                       LANCASTER COLONY ANNOUNCES PAYMENT
                      TO BE RECEIVED UNDER UNFAIR TRADE LAW

         COLUMBUS, Ohio, Dec. 23 -- Lancaster Colony Corporation (Nasdaq: LANC) announced today that it has been notified by the U.S. Customs Service that the company will receive a payment of approximately $39 million under the Continued Dumping and Subsidy Offset Act of 2000 (CDSOA). This law requires the distribution of certain moneys assessed by the Customs Service to eligible affected companies for qualifying expenditures made in the past. It is anticipated that these funds will be mailed to recipients by the U.S. Treasury Department within the next two weeks.

         John B. Gerlach, Jr., chairman and chief executive officer of Lancaster Colony, stated "The CDSOA payment, which relates to the company's candle operations, results from the company's longstanding commitment to investing in its facilities, its technology and its people."

        The company also announced that it is aware that another candle manufacturer has legal proceedings pending against the Customs Service and claims a right to share in the total proceeds payable to candle manufacturers pursuant to the provisions of CDSOA. The company has been informed that the Customs Service, which denied the claim originally, is defending its position before the court. If resolved in favor of the claimant, it might become asserted that the payments that have been made and announced to Lancaster Colony could be reduced by an undetermined amount through either smaller future distributions or as refunds to the Customs Service. Based on the currently known facts and consistent with the prior year's accounting classification, it is anticipated that the company will record the CDSOA remittance as Other Income during the quarter ended December 31, 2002.

         Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products including Specialty Foods for the retail and foodservice markets; Glassware and Candles for the retail, industrial, floral and foodservice markets; and Automotive products for the original equipment market and aftermarket.

         This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company has no control including the


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PAGE 2 / LANCASTER COLONY ANNOUNCES UNFAIR TRADE PAYMENT TO BE RECEIVED


strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The company undertakes no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events which could affect the company's financial results are included in the company's Forms 10-K and 10-Q filed with the Securities and Exchange Commission.


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FOR FURTHER INFORMATION:  Investor Relations Consultants, Inc.
                          Phone:   727/781-5577
                          E-mail:  lanc@mindspring.com